Consent of Independent Registered Public Accounting Firm
The Board of Directors
Stewart Information Services Corporation
We consent to the use of our reports dated March 12, 2009, with respect to the consolidated balance sheets of Stewart Information Services Corporation (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of earnings, retained earnings and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.
Our report on the consolidated financial statements and the related financial statement schedules refers to a change in the method of accounting for certain financial instruments due to the adoption of FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.
/s/ KPMG LLP
Houston, Texas
May 15, 2009